Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
Media Information Contact:                     Investor Relations Contacts:
Kim Doran                            Chuck Coppa, CFO
Quixote Group                            American Power Group Corporation
336-413-1872                            781-224-2411
kdoran@quixotegroup.com                    ccoppa@americanpowergroupinc.com
John Nesbett or Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200
American Power Group Corporation Reports Fourth Quarter and Fiscal 2012 Results
- Quarterly Revenue Increases 123 Percent and Fiscal 2012 Revenue Increases 49 Percent -
Lynnfield, MA - January 2, 2013 - American Power Group Corporation (OTCQB: APGI), today announced results for the three and twelve months ending September 30, 2012.
Lyle Jensen, American Power Group Corporation's President and Chief Executive Officer, stated, “We are very pleased with the progress we have made and the market leadership momentum we have created during the past year with both our vehicular and stationary dual fuel diesel engine solutions. We continue to work closely with the EPA to achieve approvals for additional Outside Useful Life (OUL) and Inside Useful Life (IUL) vehicular conversions. APGI is currently a leader in vehicular EPA OUL approvals with 88 engine families on four different OEM engine platforms. We expect to complete another 100 EPA OUL engine family approvals on four additional OEM engine platforms before the end of the second calendar quarter of 2013. We will begin testing for lower mileage IUL conversions at the University of Houston in January which we anticipate will result in additional IUL OEM engine platform approvals throughout the year.”
Mr. Jensen added, “As these EPA approvals are secured, private and corporate fleets will be able to begin their own evaluation testing on a wide range of engine models, providing a platform for us to achieve our initial near term objective of 1,000 conversions per year which would equate to over $10 million of annual revenue. As these fleets move into production, our next targeted goal is 1,000 conversions per month. We anticipate that our recent National Distribution and Master Marketing Agreement with WheelTime Network, LLC will provide us with high-quality certified conversion centers across North America to support these scalability requirements.”
Jensen further stated, “We made tremendous progress with our stationary conversion efforts this year, reporting fiscal 2012 stationary vertical drilling conversion revenue of $1.9 million, five times higher than revenues from that segment in fiscal 2011. Notably, second half conversion revenue was double the revenue generated in the first half of the year. Endorsements from the Linde Group, CONSOL Energy and EQT helped open up the Marcellus region for expanded APG conversions in 2012 and we expect to enter new regions in Canada and Colorado during the coming year. APG's technology is currently being tested by several of the world's largest Oil & Gas equipment corporations for the application of dual fuel technology on horizontal fracturing rigs and we anticipate that field testing will be completed in the first quarter of calendar 2013 with production orders to be awarded shortly thereafter. Our proprietary dual fuel technology that provides our customers the ability to lower energy costs and reduce emissions, has differentiated APG and positioned us as a recognized leader in dual fuel conversions.”
Conference Call
Please join us today at 10:15 AM Eastern when we will discuss the results for the three and twelve months ended September 30, 2012. To participate, please call 1-888-504-7963 and ask for the American Power Group call using pass code 4417530. A replay of the conference call can be accessed until 11:50 PM on January 31, 2013 by calling 1-888-203-1112 and entering pass code 4417530.

American Power Group Corporation Press Release
January 2, 2013                      Page 2

Three Months Ended September 30, 2012 Compared To The Three Months Ended September 30, 2011
Net sales for the three months ended September 30, 2012 increased $428,000 or 123 percent to $775,000 as compared to net sales of $347,000 for the three months ended September 30, 2011. Gross profit for the three months ended September 30, 2012 was $197,000 or 25 percent of net sales as compared to $16,000 or 4 percent of net sales for the three months ended September 30, 2011. Selling, general and administrative expenses for the three months ended September 30, 2012 decreased $370,000 or 34 percent to $721,000 as compared to $1,091,000 for the three months ended September 30, 2011. Research and development costs for the three months ended September 30, 2012 were $0 as compared to $415,000 the same period last year as we completed our internal research and development projects relating to the technical feasibility of our new electronic control unit operating software during the fiscal year ended September 30, 2011.
During the three months ended September 30, 2012, interest and financing expense decreased $328,000 due to the elimination of certain financing costs and reduced borrowings resulting from the conversion of all convertible debentures during the first half of fiscal 2012.
Our net loss for the three months ended September 30, 2012 was $500,000 or $(0.02) per basic share as compared to a net loss of $1,795,000 or $(0.05) per basic share for the three months ended September 30, 2011. The calculation of net loss per share attributable to Common shareholders for the three months ended September 30, 2012 reflects the inclusion of a $222,000 Convertible Preferred Stock quarterly dividend.
Fiscal Year Ended September 30, 2012 Compared To The Fiscal Year Ended September 30, 2011
Net sales for the fiscal year ended September 30, 2012 increased $866,000 or 49 percent to $2,634,000 as compared to net sales of $1,768,000 for the fiscal year ended September 30, 2011. Gross profit for the fiscal year ended September 30, 2012 was $698,000 or 27 percent of net sales as compared to a negative gross profit of $65,000 for the fiscal year ended September 30, 2011. Selling, general and administrative expenses for the fiscal year ended September 30, 2012 decreased $540,000 or 16 percent to $2,927,000 as compared to $3,467,000 for the fiscal year ended September 30, 2011. Research and development costs were $0 and $1,322,000 for the fiscal years ended September 30, 2012 and 2011, respectively, as we completed our internal research and development projects relating to the technical feasibility of our new electronic control unit operating software during the fiscal year ended September 30, 2011.
During the fiscal year ended September 30, 2012, interest and financing expense increased $1,374,000to $2,140,000 as compared to $766,000 for the fiscal year ended September 30, 2011. The increase was primarily attributable to increased borrowings and the accelerated amortization of debt discounts of approximately $1.25 million. In addition, we recorded a non-cash incentive conversion expense of $582,000 during the fiscal year ended September 30, 2012 associated with the re-pricing of certain convertible debentures.
Our net loss for the fiscal year ended September 30, 2012 was $4,560,000 or $(0.11) per basic share as compared to a net loss of $6,814,000 or $(0.19) per basic share for the fiscal year ended September 30, 2011. The calculation of net loss per share attributable to Common shareholders of $(0.37) for the fiscal year ended September 30, 2012 reflects the inclusion of $358,000 of Convertible Preferred Stock dividends paid and a beneficial conversion feature of $9,748,000 associated with the issuance of the Convertible Preferred Stock on April 30, 2012.

American Power Group Corporation Press Release
January 2, 2013                      Page 3

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Year Ended September 30,
	2012	2011	2012	2011

Net sales	$775,000	$347,000	$2,634,000	$1,768,000
Cost of sales	578,000	331,000	1,936,000	1,833,000
Gross profit (loss)	197,000	16,000	698,000	(65,000)
Selling, general and administrative	721,000	1,091,000	2,927,000	3,467,000
Impairment loss	—	—	—	150,000
Research and development	—	415,000	—	1,322,000
	721,000	1,506,000	2,927,000	4,939,000
Operating loss from continuing operations	(524,000)	(1,490,000)	(2,229,000)	(5,004,000)
Other income (expense):
Interest and financing expense	55,000	(273,000)	(2,140,000)	(766,000)
Other, net	(31,000)	(78,000)	(128,000)	(189,000)
Other expense, net	24,000	(351,000)	(2,268,000)	(955,000)
Loss from continuing operations before taxes	(500,000)	(1,841,000)	(4,497,000)	(5,959,000)
Income tax benefit	—	—	—	322,000
Loss from continuing operations before taxes	(500,000)	(1,841,000)	(4,497,000)	(5,637,000)
Discontinued operations:
Loss of disposal of discontinued operations	—	(60,000)	(63,000)	(60,000)
Loss from discontinued operations	—	106,000	—	(1,117,000)
	--	46,000	(63,000)	(1,177,000)
Net loss	$(500,000)	$(1,795,000)	$(4,560,000)	$(6,814,000)

Loss from continuing operations per share - basic and diluted	$(0.02)	$(0.05)	$(0.37)	$(0.16)
Loss from discontinued operations per share - basic and diluted	—	—	—	(0.03)
Net loss per share	$(0.02)	$(0.05)	$(0.37)	$(0.19)

Weighted average shares outstanding - basic and diluted	43,920,000	36,173,000	39,352,000	35,621,000

American Power Group Corporation Press Release
January 2, 2013                      Page 4

Condensed Consolidated Balance Sheet Data

	September 30, 2012	September 30, 2011
Assets
Current assets	$6,054,000	$1,870,000
Property, plant and equipment, net	339,000	384,000
Other assets	2,697,000	1,533,000
	$9,090,000	$3,787,000
Liabilities and Stockholders' Equity (Deficit)
Current liabilities	$1,528,000	$4,536,000
Notes payable, net of current portion	2,079,000	1,824,000
Obligations due under lease settlement, net of current portion	506,000	506,000
Stockholders' equity (deficit)	4,977,000	(3,079,000)
	$9,090,000	$3,787,000

About American Power Group Corporation
American Power Group's alternative energy subsidiary, American Power Group, Inc., provides a cost-effective patented Turbocharged Natural Gas™ conversion technology for vehicular, stationary and off-road mobile diesel engines. American Power Group's dual fuel technology is a unique non-invasive energy enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility to run on: (1) diesel fuel and liquefied natural gas; (2) diesel fuel and compressed natural gas; (3) diesel fuel and pipeline or well-head gas; and (4) diesel fuel and bio-methane, with the flexibility to return to 100% diesel fuel operation at any time. The proprietary technology seamlessly displaces up to 80% of the normal diesel fuel consumption with the average displacement ranging from 40% to 65%. The energized fuel balance is maintained with a proprietary read-only electronic controller system ensuring the engines operate at original equipment manufacturers' specified temperatures and pressures. Installation on a wide variety of engine models and end-market applications require no engine modifications unlike the more expensive invasive fuel-injected systems in the market. See additional information at: www.americanpowergroupinc.com.

Caution Regarding Forward-Looking Statements and Opinions
With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. These risk factors include, but are not limited to, results of future operations, difficulties or delays in developing or introducing new products and keeping them on the market, the results of future research, lack of product demand and market acceptance for current and future products, adverse events, product changes, the effect of economic conditions, the impact of competitive products and pricing, governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the results of litigation, factors affecting the Company's future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended September 30, 2012 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.